Exhibit 99.1

FOR IMMEDIATE RELEASE	Nasdaq: NSIT

insight announces new President and CEO

TEMPE, AZ – October 18, 2021 – Insight Enterprises, Inc. (Nasdaq: NSIT) the global integrator of Insight Intelligent Technology Solutions™ for organizations of all sizes, (the “Company”), today announced that Joyce Mullen has been named as President and Chief Executive Officer, effective January 1, 2022. Ken Lamneck, who has been leading the organization as President and Chief Executive Officer since 2010, will continue with the Company to assist Joyce as she transitions to her new role.

Mullen has served as Insight’s North America President for the past year, and prior to that was President, Global Channel, Embedded & Edge Solutions for Dell Technologies. Mullen spent 21 years of her career at Dell Technologies in a variety of sales, service delivery, and IT solutions roles, and brought to Insight broad expertise in the channel, demonstrating strong leadership in delivering technology services and solutions to clients.

“We are proud to announce this exceptional leader as our new CEO. Joyce is the perfect candidate to lead our business into the future,” said Ken Lamneck, Insight President and Chief Executive Officer. “Joyce has an engaging leadership style, a people-first approach, and strong relationships with our clients, teammates and partners – in addition to her far-reaching expertise in technology services and solutions.”

On accepting her new role, Mullen said, “As I’ve come to more fully appreciate Insight over the last year, I am excited about our wide-reaching solutions portfolio and our inclusive culture and values orientation, which form a strong foundation for growth and continued transformation.”

Mullen also serves on the Board of The Toro Company (NYSE: TTC). She graduated from Brown University in International Relations and she holds an MBA from Harvard University.

About Insight

Today, every business is a technology business. Insight Enterprises Inc. empowers organizations of all sizes with Insight Intelligent Technology Solutions™ and services to maximize the business value of IT. As a Fortune 500-ranked global provider of Digital Innovation, Cloud + Data Center Transformation, and Connected Workforce solutions and services, we help clients successfully manage their IT today while transforming for tomorrow. From IT strategy and design to implementation and management, our employees help clients innovate and optimize their operations to run business smarter. Discover more at insight.com.

Inquiries

Contact:	Glynis Bryan
Chief Financial Officer
Tel. 480.333.3390
Email glynis.bryan@insight.com

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Insight Enterprises, Inc.	6820 South Harl Avenue	Tempe, Arizona 85283	800.467.4448	FAX 480.760.8958